Exhibit 99.1

Biometric ID Provider BIO-key Reports Q4 Revenue of $1.7M;

Hosts Call Today at 10:00 AM EDT

Initiates 2017 Revenue Guidance Range of $6M - $12M

Wall, NJ, March 31, 2017 – BIO-key International, Inc. (OTCQB: BKYI), an innovative provider of biometric software and hardware solutions for strong and convenient user authentication, today reported results for its fourth quarter (Q4'16) and year ended December 31, 2016 and reviewed recent highlights. BIO-key will host a conference call today at 10:00 a.m. ET to review its results (call details below).

Recent Highlights:

•

Initial $1M enterprise biometric software subscription with Fortune 500 company for secure authentication of several hundred thousand global personnel accessing customer records and enterprise resources;

•	Launch of BIO-key’s Windows Hello compatible fingerprint readers in Microsoft Stores;
•	Distribution agreement with Shinden Hightex Corporation (JASDAQ: 3131) to market and sell BIO-key compact fingerprint readers in Asia;
•	Consumer Electronics Show 2017 product introductions:
o	TouchLock - fingerprint biometric and bluetooth enabled padlocks
o	FreePass - wearable, mobile USB fingerprint reader
o	Q-180 Touch - Micro USB compatible fingerprint reader for Android devices
o	SidePass - a compact, square, touch reader for Windows devices; and
•	BIO-key solutions for healthcare highlighted in booths of eight partners at annual Healthcare Information and Management Systems Society Conference (HIMSS) February 2017.
•	Executed 1-for-12 Reverse Stock Split in support of its goal to seek an uplisting to the Nasdaq Capital Market.

Michael DePasquale, Chairman & CEO of BIO-key, commented, "Over the past year we executed on several strategic initiatives that should contribute to our growth and solidify our position in the biometrics technology market. We also continued to invest in product development to expand our software and hardware biometric product offerings to meet a broader array of security needs. We unveiled some of these ‘next generation’ products, including innovative fingerprint readers and biometric padlocks, at the Consumer Electronics Show in January.

"In the past year, we also advanced our distribution reach, both in retail, including in Microsoft Stores and on Amazon, as well as in new international markets. Collectively, these investments in new products and expanded global distribution put BIO-key in an even stronger position to participate in the expected ramp-up in adoption of biometric technologies.”

Q4 2016 Results

Q4'16 total revenue increased by $28,138 to $1.7 million compared to $1.67 million in Q4'15. A decline in service revenues of $47,080 was more than offset by an increase in license fees, hardware and other revenue of $75,218, primarily related to a $1 million software subscription recorded in Q4'16.

Gross margin increased to 81.8% in Q4'16 from 62.9% in Q4'15, due to a greater concentration of higher margin software subscription revenues in Q4'16. Q'416 operating expenses increased due to a $500,000 year-end reserve against a non-current receivable and slightly higher research and development costs, offset by $67,187 lower selling, general and administrative expenses.

BIO-key's Q4'16 net loss was ($516,580), or ($0.12) per share after preferred dividends, compared to ($606,766), or ($0.11) per share after preferred dividends, in Q4'15. BIO-key’s bottom line performance improved in Q4’16 primarily due to the higher gross margin discussed above as well as the elimination of $183,285 in interest expense recorded in Q4'15.

2016 Results

Revenue for the full year 2016 decreased to $3.0M versus $5.3M in 2015, due primarily to a slower than expected pace of software and hardware deployments as well as the impact of the growing customer preference for the software as a service, or SaaS license model. BIO-key and third party hardware represented 33% of total revenues in 2016 versus 25% in 2015.

Gross margin remained consistent at approximately 76% in 2016 and 2015. Operating expenses rose to $6.4M in 2016, principally due to a $0.5M increase in research, development and engineering expense and the $0.5M reserve, partially offset by a $0.2M decrease in selling general and administrative expense.

BIO-key’s 2016 net loss increased to ($4.2M), or ($0.89) per share after preferred dividends, compared to a loss of ($2.0M) or ($0.36) per share after preferred dividends, in 2015. Per share results in 2016 and 2015 are based on a weighted average of 5.6 million and 5.5 million basic shares outstanding, respectively, reflecting the impact of the Company’s 1-for-12 reverse split effected December 2016.

Mr. DePasquale added, "Our 2016 revenue declined to approximately $3 million, the low end of our revised guidance range, reflecting the inherent variability of our business at this stage due to the timing of large enterprise contracts, and a growing customer preference for the ‘software as a service’ (SaaS) delivery model versus perpetual software licenses. Illustrating these points, we advanced trials with several large enterprises in the past year, however these projects have been slower in progressing into the larger scale opportunities than we had expected. In Q4 ’16 we recorded a $1M software subscription contract from a Fortune 500 company that will use our software to authenticate their several hundred thousand employees worldwide. While the SaaS model has the potential to convert larger perpetual license deals into smaller annual revenue streams, the recurring revenue base of this structure delivers more stable and predictable financial performance and cash flow.

“While we have substantial confidence in our hardware and software growth initiatives, including several large enterprise opportunities currently in pilot stages, our experience has demonstrated the challenge of accurately predicting the timing or ultimate license model that will drive revenue recognition. As a result, we are initiating a wide 2017 revenue guidance range of $6M to $12M, with a gross margin range of 68% to 82% depending on the mix of software and hardware sales.”

Conference Call and Webcast Replay

Date/Time:	Friday, March 31, 2017 at 10 am ET

Dial-In number:	1-877-418-5460 U.S. or 412-717-9594 (Intl.)

Webcast Replay:	BKYI Q4 Webcast & Replay - Available for 30 days

Call Replay:	1-877-344-7529 U.S. or 412-317-0088 Int’l; code 10096411#

About BIO-key International, Inc. (www.bio-key.com)

BIO-key is revolutionizing authentication as our easy to use biometric solutions enable convenient and secure access to information and financial transactions. We eliminate passwords, PINs tokens and cards and make it easy for enterprises and consumers to secure their devices as well as information in the cloud. Our premium finger scanning devices, including SideSwipe, SideTouch, EcoID and SidePass offer market leading quality, performance and price. Now anyone can BIO-key their world!

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, market acceptance of biometric solutions generally and our specific offerings, our ability to expand into the Asian market, the impact on our business of the recent financial crisis in the global capital markets, and negative global economic trends, and our ability to attract and retain key personnel. For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made.

Investor & Media Contacts

David Collins, William Jones, Tanya Kamatu

Catalyst Global

212-924-9800

bkyi@catalyst-ir.com

Twitter: BIO-keyIR

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$1,061,307	$4,321,078
Accounts receivable, current, net of allowance for doubtful accounts	1,563,246	3,391,405
Due from factor	53,638	37,421
Inventory	465,428	348,645
Software license rights	1,560,000	5,000,000
Prepaid expenses and other	206,677	97,203
Total current assets	4,910,296	13,195,752
Software license rights, less current portion	10,598,411	7,000,000
Accounts receivable, net of current portion	1,570,000	-
Equipment and leasehold improvements, net	67,814	63,877
Deposits and other assets	8,712	8,712
Intangible assets—less accumulated amortization	134,132	147,738
Total non-current assets	12,379,069	7,220,327
TOTAL ASSETS	$17,289,365	$20,416,079

LIABILITIES
Accounts payable	$466,842	$1,158,555
Accrued liabilities	335,323	493,067
Dividends payable	401,250	133,851
Deferred revenue	633,062	376,405
Warrant liabilities	-	104,284
Total current liabilities	1,836,477	2,266,162
TOTAL LIABILITIES	1,836,477	2,266,162

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Series A-1 convertible preferred stock: authorized, 100,000 (liquidation preference of $100 per share); issued and outstanding 90,000 of $.0001 par value at December 31, 2016 and December 31, 2015	9	9
Series B-1 convertible preferred stock: authorized, 105,000 (liquidation preference of $100 per share); issued and outstanding 105,000 of $.0001 par value at December 31, 2016 and December 31, 2015	11	11
Common stock — authorized, 170,000,000 shares; issued and outstanding; 6,093,843 and 5,508,261 of $.0001 par value at December 31, 2016 and December 31, 2015, respectively	609	551
Additional paid-in capital	78,253,413	76,760,796
Accumulated deficit	(62,801,154)	(58,611,450)
TOTAL STOCKHOLDERS’ EQUITY	15,452,888	18,149,917
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,289,365	$20,416,079

All BIO-key shares issued and outstanding for all periods reflect BIO-key’s 1-for-2 reverse stock split, which was effective February 3, 2015, and its 1-for-12 reverse stock split, which was effective December 29, 2016.

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months Ended December 31,		Years ended December 31,
	2016	2015	2016	2015
Revenues
Services	$128,501	$175,581	$821,178	$931,394
License fees, hardware and other	1,569,386	1,494,168	2,154,578	4,329,831
	1,697,887	1,669,749	2,975,756	5,261,225
Costs and other expenses
Cost of services	47,829	106,185	216,465	260,436
Cost of license fees and other	261,733	513,746	513,218	1,019,085
	309,562	619,931	729,683	1,279,521
Gross Profit	1,388,325	1,049,818	2,246,073	3,981,704

Operating expenses
Selling, general and administrative	1,481,582	1,086,710	4,438,038	4,121,030
Research, development and engineering	424,540	386,598	2,008,942	1,556,025
	1,906,122	1,473,308	6,446,980	5,677,055
Operating loss	(517,797)	(423,490)	(4,200,907)	(1,695,351)

Other income (deductions)
Interest income	11	9	30	14
Interest expense		(183,285)		(192,199)
Gain on derivative liabilities	1,206		12,085	31,142
Income taxes			(912)	(912)
	1,217	(183,276)	11,203	(161,955)
Net loss	$(516,580)	$(606,766)	$(4,189,704)	$(1,857,306)

Convertible preferred stock dividends	(200,625)	(133,851)	(802,500)	(133,851)
Net loss available to common stockholders	(717,205)	(740,617)	(4,992,204)	(1,991,157)
Basic and Diluted Loss per Common Share	$(0.12)	$(0.11)	$(0.89)	$(0.36)
Weighted Average Shares Outstanding - basic:	5,783,490	5,507,369	5,587,144	5,502,778

All BIO-key shares issued and outstanding for all periods reflect BIO-key’s 1-for-2 reverse stock split, which was effective February 3, 2015, and its 1-for-12 reverse stock split, which was effective December 29, 2016.

BIO-key International, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2016	2015

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(4,189,704)	$(1,857,306)
Adjustments to reconcile net loss to cash used for operating activities:
Allowance for doubtful accounts	-	(6,741)
Depreciation	49,038	42,996
Amortization of:
Intangible assets	13,606	13,606
Debt discount	-	92,199
Share and warrant-based compensation for employees and consultants	260,842	324,115
Gain on derivative liabilities	(12,085)	(31,142)
Stock issued to Directors and consultants	167,000	17,000
Change in assets and liabilities:
Accounts receivable, net	258,159	(2,759,323)
Due from factor	(16,217)	39,236
Inventory	(116,783)	(336,820)
Software license rights	(158,411)	(12,000,000)
Prepaid expenses and other	(109,474)	139,226
Accounts payable	(691,713)	811,244
Accrued liabilities	(157,745)	4,450
Deferred revenue	256,657	(52,828)
Net cash used for operating activities	(4,446,830)	(15,560,088)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(52,975)	(3,364)
Net cash used for investing activities	(52,975)	(3,364)
CASH FLOW FROM FINANCING ACTIVITIES:
Preferred dividends paid	(535,100)	-
Proceeds from issuances of preferred stock	-	19,500,000
Proceeds from issuances of common stock	1,860,000	-
Proceeds from issuance of note payable	-	250,000
Repayment of note payable	-	(250,000)
Costs to issue preferred and common stock and note payable	(84,866)	(459,102)
Net cash provided by financing activities	1,240,034	19,040,898
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,259,771)	3,477,446
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	4,321,078	843,632
CASH AND CASH EQUIVALENTS, END OF YEAR	$1,061,307	$4,321,078